Exhibit 99.2
KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY
Fee Waiver Agreement
          THIS FEE WAIVER AGREEMENT (this “Agreement”) is made as of this day July 10, 2007, by and between Kayne Anderson Energy Development Company, a Maryland corporation (hereinafter called the “Company”), and KA Fund Advisors, LLC, a Delaware limited liability company (hereinafter called the “Manager”).
WITNESSETH:
          WHEREAS, the Company and the Manager have separately entered into an Investment Management Agreement as of September 20, 2006 (the “Management Agreement”);
          WHEREAS, the Company has entered into that certain Treasury Secured Revolving Credit Agreement, dated as of June 4, 2007, by and among the Company, as borrower, the several banks and financial institutions from time to time party thereto, SunTrust Bank as administrative agent and Citibank, N.A. as syndication agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Treasury Credit Agreement”);
          WHEREAS, the lenders under the Treasury Credit Agreement have agreed to extend revolving credit loans to the Company, the proceeds of which will be invested in U.S. government securities (such investments made from time to time using such proceeds, the “Treasury Credit Investments”); and
          WHEREAS, the Company has requested that the Manager waive the portion of its Management Fee (as defined in the Management Agreement) payable to the Manager with respect to the Treasury Credit Investments and the Manager is willing to waive such amounts on the terms and subject to the conditions hereof.
          NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:
          1. Definitions. All capitalized terms used in this Agreement not defined herein shall have the respective meanings given to them in the Management Agreement.
          2. Waiver With Respect to Treasury Credit Investments. The Manager agrees to waive on a quarterly basis in arrears the portion of its Management Fee payable to the Manager with respect to such Treasury Credit Investments for the number of days during which such Treasury Credit Investments are held by the Company as follows:
               (a) For purposes of calculating the Base Management Fee payable under Section 8 of the Management Agreement, the Company’s Total Assets shall not include any portion of the Company’s gross asset value attributable to such Treasury Credit Investments;

               (b) For purposes of calculating the Net Investment Income Fee payable under Section 8 of the Management Agreement, if any, the Company’s Adjusted Net Investment Income shall not include any portion of the Company’s interest or other income received from such Treasury Credit Investments; and
               (c) For purposes of calculating the Capital Gains Fee payable under Section 8 of the Management Agreement, if any, no Realized Capital Gains on such Treasury Credit Investments, no Realized Capital Losses on such Treasury Credit Investments nor any Unrealized Capital Losses shall be included in the calculation of either the Net Realized Capital Gains or Total Unrealized Capital Losses of the Company.
          3. Payment. To effect the waiver provided for in this Agreement, the Company may offset the appropriate amount of the Management Fee waiver contemplated hereunder against the Base Management Fees payable to the Manager under the Management Agreement.
          4. Term and Termination. This Agreement, and the Manager’s obligation to so reimburse fees hereunder, shall terminate on the earlier of: (a) the termination of the Treasury Credit Agreement, or (b) termination of the Management Agreement. Except as provided in this section 4, this Agreement may be terminated only by the vote of the Board of Directors of the Company, including the vote of a majority of the members of the Board who are not “interested persons” of the Company within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).
          5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year written on the first page of this Agreement.

The Company:			The Manager:

KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY			KA FUND ADVISORS, LLC
			By:	KAYNE ANDERSON CAPITAL ADVISORS, L.P., its Manager
By:	/s/ J.C. Frey

	Name:	J.C. Frey	By:	/s/ David Shladovsky

	Title:	Vice President		Name:	David Shladovsky
				Title:	General Counsel